_________ __, 1998

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         Re: Federal Income Tax Considerations Relating to Equity One, Inc.

Ladies and Gentlemen:

         We have acted as counsel to Equity One, Inc., a Maryland corporation (the "Company"), in connection with the proposed issuance of its common stock in a registered public offering and the preparation and filing of a Registration Statement on Form S-11 (Registration No. 333-33977) with the Securities and Exchange Commission on August 20, 1997, as amended (the "Registration Statement"), and the prospectus contained therein (the "Prospectus"). These opinions is provided to you pursuant to section 6.(d)(viii), (xiv) and (xv) of the underwriting agreement dated _____ __, 1998 among Credit Suisse First Boston Corporation, Morgan Keegan & Company, Inc. and The Robinson-Humphrey Company, LLC, as representatives of the several underwriters, and the Company.

         In rendering our opinions, we have reviewed the Registration Statement and the Prospectus and the documents attached as exhibits thereto, and we have assumed that the statements therein are and will remain true, correct and complete and that actions described in the Prospectus have been or will be taken as described. In addition, we have reviewed documentation of the Company and presentations and summaries of information regarding the Company's income, assets, operations, records and other matters. We have assumed the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all of those documents. We have assumed that all factual matters in documents submitted to us and all of the other information furnished to us are true, correct and complete. Further, we have relied on an opinion of Deloitte & Touche LLP, the Company's accountants, to the Company regarding the Company's compliance with the requirements of the Internal Revenue Code of 1986, as amended (the "Code") to be treated as a real estate investment trust ("REIT") for federal income tax purposes for the Company's taxable years ending December 31, 1995 through December 31, 1997 and in respect of the period ending ____ __, 1998, and we have assumed the accuracy of the information provided by the Company on which those opinions were based. Finally, we have assumed that representations made by the Company to us in the letter attached hereto are true, accurate and complete.

         Based on the foregoing, in reliance thereon and subject thereto, and based on the Code, the Treasury regulations promulgated thereunder, administrative pronouncements of the Internal Revenue Service and judicial decisions, all as in effect on the date hereof, it is our opinion that:

         1. The statements set forth in the Prospectus under the caption "Federal Income Tax Considerations", insofar as they purport to describe the matters of law referred to therein,

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represent the material federal income tax considerations relevant to purchasers of Common Stock, other than existing stockholders of the Company.

         2. The Company has been organized in conformity with the requirements for qualification as a REIT under the Code beginning with the taxable year of the Company starting January 1, 1995, and the method of operation of the Company and its subsidiaries since January 1, 1995 has enabled the Company, and the proposed method of operation of the Company will enable the Company, to meet the requirements for qualification and taxation as a REIT under the Code.

         3. Since the date of the Company's REIT election, each subsidiary of the Company at all times has qualified to be treated as a "qualified REIT subsidiary" within the meaning of section 856(i) of the Code.

         4. The distribution by the Company, immediately prior to the issuance of its stock pursuant to the registered public offering, of limited partner interests in a limited partnership holding certain parcels of vacant land and certain promissory notes, as described in the Prospectus, will not result in the obligation to pay tax at the corporate level.

         The foregoing opinions are limited to the matters expressly set forth, and no opinion is to be implied or inferred beyond the matters expressly stated. These opinions speak only as of the date hereof and are based solely on legal authorities as they currently exist. Those legal authorities are subject to change either prospectively or retroactively, and we assume no obligation to update or supplement these opinions. In addition, any variation or difference in the facts from those set forth or assumed herein may affect the conclusions stated herein. Finally, the Company's qualification and taxation as a REIT depend on the Company's ability to meet (through actual operating results, distribution levels, diversity of stock ownership and other factors) the various qualification tests imposed under the Code, the results of which we have not investigated independently and will not investigate independently, and some of which are outside the control of the Company to satisfy. Accordingly, no assurance can be given that the actual results of the Company's operations for any taxable year have satisfied or will satisfy the REIT qualification tests under the Code.


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         These opinions are furnished to you for use in connection with the
Registration Statement and the Prospectus. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the references to the name of our firm under the heading "Federal Income Tax Considerations" in the Registration Statement and Prospectus.

                                                    Very truly yours,


                                                    GREENBERG TRAURIG HOFFMAN

                                                    LIPOFF ROSEN & QUENTEL, P.A.